Exhibit 10.2

FWD Share Option and RSU Plan – Plan Rules

jointly adopted by

FWD Limited and FWD Group Limited

with effect on _____________________

Contents

Clause Number	Heading	Page

1.	Definitions and Interpretation	1

2.	Purpose of the Plan	8

3.	Condition of the Plan	8

4.	Conditions applicable to the granting, acceptance, Vesting and Delivery of Awards	9

5.	Duration and Termination	9

6.	Administration and disputes	9

7.	Grant of Award	12

8.	Acceptance of an Award	13

9.	Rights of Award Holders	13

10.	Transfer of Awards	13

11.	Vesting or Lapse of Awards	13

12.	Exercise of Option	15

13.	Delivery of Award Shares	16

14.	Maximum number of Award Shares available for subscription	17

15.	Adjustment	17

16.	Share capital	18

17.	Amendment to these Plan Rules and Awards granted	18

18.	Merger of the Companies	19

19.	Repurchase Rights	20

20.	Cancellation	20

21.	Miscellaneous	20

Appendix 1 Confidentiality / Intellectual Property Undertaking		24

Appendix 2 AMENDMENTS FOR LOCAL LAW REQUIREMENTS		29

-i-

1.	Definitions and Interpretation

1.1	Definitions: In these Plan Rules, unless the context otherwise requires, the following expressions have the following meanings:

Acceptance Period	the period to be set out in the letter of grant during which the grant of Awards will be open for acceptance by the Participant and this period cannot be longer than 10 Business Days from the date of the letter of grant;

Adjustment	has the meaning given to it in Clause 15.1;

Affiliate	means, in relation to a company or other person, any other company or person which has Control of, is under the Control of or is under the common Control with that first-mentioned company or person;

Articles	the articles of association of FWD Asia or FWD HK, as the case may be, as amended from time to time;

Authorized Committee	in relation to a Company, the compensation committee (or any other duly authorised and constituted committee) of the board of directors of such Company acting in accordance with the authority delegated to it by such board of directors;

Award	means an award granted under this Plan in the form of an Option or an RSU;

Award Holder	any Participant who accepts the grant of any Award in accordance with these Plan Rules and a letter of grant or (where the context so permits) his Personal Representative(s);

Award Party Deed of Adherence	has the meaning given to it in the FWD Share Award Agreement;

Award Share	Shares to be Delivered to an Award Holder pursuant to the Vesting or exercise of an Award (as applicable);

Board	in relation to a Company, the board of directors of such Company (or its Authorized Committee, unless otherwise specified);

Boards	(a) the FWD Asia Board and the FWD HK Board acting together (or any of them acting with the consent of the other); or (b) (in relation to any Awards or other matters which are related to only one Company but not the other Company) the Board of the relevant Company, unless the FWD Asia Board and the FWD HK Board elect to administer such matters jointly;

Business Day	a day that is not a Saturday, Sunday or a public holiday or bank holiday in Hong Kong;

Business Sale Event	an arm’s length direct or indirect sale of all or substantially all of the business or assets of any Company (or each of the Companies) or an Exit Vehicle;

Cash Settlement Notice	has the meaning given to it in Clause 13.6;

Change of Control Event	any transaction, event or circumstance resulting in a change of Control in relation to any Company (or each of the Companies) or an Exit Vehicle (other than a Business Sale Event, Trade Sale Event or IPO);

Companies	FWD Asia and FWD HK, and a reference to a “Company” means any of them;

Confidentiality / Intellectual Property Undertaking	the confidentiality / intellectual property undertaking to be entered into by Award Holders in the form set out in Appendix 1 (or in such other form as prescribed by the Boards from time to time);

Control	in relation to a body corporate or other person means the ability of a person to ensure that the activities and business of that body corporate or other person are conducted in accordance with the wishes of that person and a person shall be deemed to have Control of a body corporate if that person possesses or is entitled to acquire (directly or indirectly) the majority of the issued share capital or the voting rights in that body corporate or the right to receive the majority of the income of that body corporate on any distribution by it of all of its income or the majority of its assets on a winding up, and the terms “Controlled by” and “under the common Control with” shall be construed accordingly;

Delivery	the Award Shares being allotted and issued to the Award Holder and the Award Holder being registered in the register of members of each Company as a holder of the relevant Award Shares pursuant to the Vesting or exercise of an Award (as applicable) , and “Deliver”, “Delivery Date” and “Delivered” shall be construed accordingly;

Disposal	has the meaning given to it in the FWD Share Award Agreement;

Effective Date	the date that this Plan is adopted with the approval of the Boards, being __________________;

Eligible Employee	an employee, consultant or director holding salaried office or employment with an Employer, whether or not the contract of employment or service is written or oral and comprised in one or more documents and whether full time or part time (except an employee, consultant or director who has submitted his resignation or termination to his Employer or whose contract of employment or service has been terminated (summarily dismissed or otherwise) by his Employer);

Employer	in relation to an Eligible Employee, the member of the FWD HK Group or the FWD Asia Group, as the case may be, which employs or has appointed him;

Exit Event	a Business Sale Event, Trade Sale Event, IPO or any Change of Control Event, and a determination by the Boards that an Exit Event is proposed or has occurred will be final, conclusive and binding on all relevant parties;

Exit Event Notice	has the meaning given to it in Clause 11.6;

Exit Event Trigger	has the meaning given to it in Clause 11.6;

Exit Vehicle	means any direct or indirect Affiliate of FWD Asia and/or FWD HK, as the case may be, established with the approval of its (or their respective) Board(s) for the purpose of implementing an Exit Event, and a determination by the Boards that a person is an Exit Vehicle will be final, conclusive and binding on all relevant parties;

FWD Asia	FWD Group Limited (formerly Alvise Limited), a company incorporated under the laws of the Cayman Islands;

FWD Asia Board	the Board of FWD Asia;

FWD Asia Eligible Employee	an Eligible Employee whose Employer is a member of the FWD Asia Group;

FWD Asia Group	FWD Asia and its Subsidiaries, and “member of the FWD Asia Group” shall be construed accordingly;

FWD Asia Shares	the ordinary shares of US$0.01 each in the capital of FWD Asia, or shares forming part of the ordinary share capital of FWD Asia of such other nominal value as will result from any sub-division, consolidation, re-classification or re-construction of the share capital of FWD Asia;

FWD Combined Group	collectively the FWD Asia Group and FWD HK Group, and if an Exit Vehicle is established, that Exit Vehicle and its Subsidiaries, and “member of the FWD Combined Group” shall be construed accordingly;

FWD HK	FWD Limited (formerly PCG International Holdings Limited), a company incorporated under the laws of the Cayman Islands;

FWD HK Board	the Board of FWD HK;

FWD HK Eligible Employee	an Eligible Employee whose Employer is a member of the FWD HK Group;

FWD HK Group	FWD HK and its Subsidiaries, and “member of the FWD HK Group” shall be construed accordingly;

FWD HK Shares	the ordinary shares of US$0.01 each in the capital of FWD HK, or shares forming part of the ordinary share capital of FWD HK of such other nominal value as will result from any sub-division, consolidation, re-classification or re-construction of the share capital of FWD HK;

FWD Share Award Agreement	the agreement entered into between PCGI Limited, PCGI Intermediate Holdings Limited, Swiss Re Investments Company Ltd, Swiss Re Ltd, FWD HK and FWD Asia dated 11 June 2018 (as amended from time to time) which contains, among other things, additional covenants that apply to Award Holders and holders of any Award Shares;

Grant Date	in relation to an Award that has been accepted by the Participant in whole (but not in part) according to these Plan Rules and a letter of grant, the date of such letter of grant;

Hong Kong	the Hong Kong Special Administrative Region of the People’s Republic of China;

ICC	has the meaning given to it in Clause 21.16(a);

IPO	means the initial public offering and listing of any equity securities (including securities that are convertible into equity securities) in any Company (or each of the Companies) or an Exit Vehicle on a Recognised Stock Exchange;

Leaver Shares Reference Value	has the meaning given to it in the FWD Share Award Agreement;

Mandate Limit	the maximum number of FWD Asia Shares and FWD HK Shares which may be issued under this Plan from time to time pursuant to Clause 14.1, as may be refreshed by the approval of the Boards (excluding any Authorized Committees for the purpose of Clause 14.2 save as otherwise directed, authorized or approved by the boards of directors) from time to time pursuant to Clause 14.2;

Merger of the Companies	(a) the consolidation, merger or amalgamation of or between the Companies in any form; or (b) the transfer of the assets of a Company substantially as an entirety, or the conveyance or transfer by a Company of its properties and assets substantially as an entirety, to, directly or indirectly, the other Company; or (c) the transfer of the assets of each of the Companies substantially as an entirety, or the conveyance or transfer by each of the Company of its properties and assets substantially as an entirety, to, directly or indirectly, another body cooperate; or (d) the acquisition of all or substantially all of the issued shares carrying voting rights in a Company, directly or indirectly, by the other Company; or (e) the acquisition of all or substantially all of the issued shares carrying voting rights in each of the Companies, directly or indirectly, by another body corporate, in each case as certified by the Boards (excluding any Authorized Committees for the purpose of this definition save as otherwise directed, authorized or approved by the boards of directors) to be a Merger of the Companies;

Merged Entity	in the event of a Merger of the Companies, the body corporate as certified by the Boards (excluding any Authorized Committees for the purpose of this definition save as otherwise directed, authorized or approved) to be the surviving entity, transferee or acquirer, as the case may be, following or under or pursuant to such Merger of the Companies;

Merged Entity Share(s)	the ordinary share(s) in the capital of the Merged Entity;

Merger Effective Date	has the meaning given to it in Clause 18.1;

Merger Exchange	has the meaning given to it in Clause 18.2;

Merger Exchange Effective Date	has the meaning given to it in Clause 18.2;

Merger Notice	has the meaning given to it in Clause 18.1;

Old Award Shares	has the meaning given to it in Clause 18.2;

Option	a conditional right to subscribe for Shares following Vesting granted pursuant to and in accordance with the terms and conditions of these Plan Rules and a letter of grant;

Option Exercise Date	has the meaning given to it in Clause 12.3;

Option Exercise Deadline	the date which is either: (i) 31 May or 30 November (in any 12 month period), as the case may be; or (ii) the date which is the last day of the Option Period as determined in accordance with the letter of grant pursuant to any Exit Event Notices given to Option Holders;

Option Holder	any Participant who accepts the grant of any Option in accordance with these Plan Rules and a letter of grant or (where the context so permits) his Personal Representative(s);

Option Period	the period during which an Option may be exercised as set out in its letter of grant (and any other documents referred to herein or therein, where applicable);

Option Shares	Shares to be Delivered to an Option Holder pursuant to the exercise of an Option subject to and following Vesting;

New Award Shares	has the meaning given to it in Clause 18.2;

Parallel ISA	the investment and shareholders (parallel structure) agreement dated 16 October 2013 entered into between PCGI Limited (formerly Jamison Limited), PCGI Intermediate Holdings Limited (formerly Power Shine Limited), Swiss Re Investments Company Ltd, Swiss Re Ltd, FWD HK and FWD Asia for the purposes of regulating the management of each Company, their relationship with each other and certain other aspects of the affairs of each Company, as may be supplemented or amended from time to time;

Parallel Structure	has the meaning given to it in the FWD Share Award Agreement;

Participant	any Eligible Employee who receives a grant of an Award pursuant to Clause 7.2;

PCG Group	has the meaning given to it in the FWD Share Award Agreement;

Personal Representative	the person or persons who, according to the laws of succession applicable in respect of the death of an individual, is or are entitled to deal with the property of that individual;

Plan	this FWD Share Option and RSU Plan, as amended from time to time;

Plan Period	has the meaning given to it in Clause 5.1;

Plan Rules	these rules of the Plan, as amended from time to time;

Principal	has the meaning given to it in the FWD Share Award Agreement;

Recognised Exchange	has the meaning given to it in the FWD Share Award Agreement;

Remaining Company	has the meaning given to it in Clause 5.4;

RSU	means a restricted share unit, being a contingent right to receive Shares, granted pursuant to this Plan;

Rules	has the meaning given to it in Clause 21.16(a);

Share(s)	FWD Asia Share(s) and/or FWD HK Share(s), as the case may be;

Shareholder(s)	registered holder(s) of FWD Asia Shares and/or FWD HK Shares, as the case may be;

Stapled Share Unit	a unit comprising one FWD Asia Share and one FWD HK Share (as may be modified by the Boards (excluding any Authorized Committees save as otherwise directed, authorized or approved by the boards of directors) from time to time as it would not result in a contravention to the Parallel ISA, where applicable);

Subsidiaries	in relation to a body corporate: (a) any other body corporates over which the first-mentioned body corporate has Control; and (b) any other body corporate which is or should be accounted for and consolidated in the audited consolidated accounts of the first-mentioned body corporate as a subsidiary pursuant to applicable Hong Kong Financial Reporting Standards or International Financial Reporting Standards;

Subscription Price	the price per Option Share at which an Option Holder may subscribe for Option Shares on the exercise of any Vested Option, which shall not be less than the nominal value of each Option Share from time to time;

Terminating Company	has the meaning given to it in Clause 5.4;

Trade Sale Event	Disposal by the Principal and/or any member(s) of the PCG Group of any Shares to any independent third party (acting as principal for its own account) where such Disposal is in respect of at least 50 per cent. of the total number of Shares in any Company (or each of the Companies) or an Exit Vehicle held by the members of the PCG Group immediately prior to such Disposal;

Trustee	means the professional trustee from time to time of this Plan appointed by the Boards pursuant to Clause 6.5;

Undated Instrument(s) of Transfer	has the meaning given to it in Clause 12.2(c);

Valuation	has the meaning given to it in Clause 7.3;

Valuation Date	has the meaning given to it in Clause 7.3;

Valuation Methodology	has the meaning given to it in Clause 7.3;

Vesting	in relation to an Award, means the Award Shares subject to such Award (or the relevant part thereof) vesting and, where applicable, becoming exercisable by the relevant Award Holder, subject to and in accordance with the terms and conditions of these Plan Rules and the letter of grant (and subject to the commencement of the Option Period), and “Vest”, “Vested”, “Unvest” and “Unvested” will be construed accordingly;

Vesting Date	in relation to an Award, means the date of Vesting; and

Vesting Determination Notice	has the meaning given to it in Clause 11.4.

1.2	Construction of Reference: In these Plan Rules:

(a)	a reference to any ordinance, statute, statutory provision, rule or regulation includes a reference to the same as it may have been, or may from time to time be, amended, modified, re-enacted or replaced and includes any order, regulation, instrument, other subordinate legislation, guidance or practice note under the relevant ordinance, statute, provision, rule or regulation;

(b)	a reference to any document (including these Plan Rules) includes a reference to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(c)	a reference to a person includes any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality); and

(d)	a reference to a Clause will be to a clause in these Plan Rules unless the context requires otherwise.

1.3	Interpretation: In these Plan Rules:

(a)	headings are inserted for convenience only and do not affect the construction of these Plan Rules;

(b)	words importing the singular include the plural and vice versa;

(c)	words importing a gender include every gender;

(d)	“body corporate” shall have the meaning given in section 1173 Companies Act 2006 (UK); and

(e)	the rule known as the ejusdem generis rule will not apply and, accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation.

1.4	These Plan Rules shall be deemed to be amended for Participants in certain jurisdictions as set out in Appendix 2.

2.	Purpose of the Plan

2.1	Purpose: These Plan Rules are jointly adopted by the Companies. The purpose of these Plan Rules is to provide each Company with a flexible means to retain, incentivise, reward, remunerate, compensate and/or provide benefits to its Eligible Employees. This Plan may be (but is not obliged to be) used by each Company, at the discretion of its Board and according to the terms of these Plan Rules, in conjunction with any cash based compensation, incentive compensation or bonus plan.

2.2	Compliance with the Parallel ISA: It is acknowledged that the operation of this Plan shall comply with and give effect to the intention of the Shareholders of the Companies, as provided under the Parallel ISA that the affairs of the Companies should be managed and treated “as one group of companies” and the relevant provisions under the Parallel ISA which provide that, among other things: (a) the total number of issued Shares, and the total number of issued Shares in each class, of each Company shall be identical; (b) any Shareholder shall hold the same number of Shares of the same class in each Company; and (c) neither Company shall issue, allot, redeem or otherwise deal in any Shares or equity securities unless the same number of Shares or equity securities, in each case, of the same class are issued, allotted, redeemed or dealt by the other Company and the completion of any such issue, allotment, redemption or dealing shall be inter-conditional. For the avoidance of doubt, no person shall in its capacity as an Employee or Award Holder or holder of any Award Shares have a right to request for a copy of the Parallel ISA or to request for the disclosure of any terms therein.

3.	Condition of the Plan

These Plan Rules will take effect on the Effective Date.

4.	Conditions applicable to the granting, acceptance, Vesting and Delivery of Awards

To the extent any applicable law, rule or regulation or any internal guideline or code of corporate governance of each Company imposes on the compliance with or satisfaction of any practice, requirement, condition or obligation in respect of the granting, acceptance, Vesting or exercise of any Award (as applicable)or Delivery of any Award Shares, the grant or acceptance or Vesting or exercise of such Award (as applicable)or Delivery of such Award Shares will be subject to full compliance with or satisfaction of all such practices, requirements, conditions or obligations irrespective of whether they are set out in the letter of grant or these Plan Rules.

5.	Duration and Termination

5.1	Plan Period: Subject to Clause 5.3, these Plan Rules will take effect on the Effective Date and will terminate pursuant to Clause 5.2 (the “Plan Period”). After the Plan Period, each Company cannot grant new Awards.

5.2	Termination: Subject to Clause 5.3, these Plan Rules may be terminated at any time by the Boards (excluding any Authorized Committees for the purpose of this Clause 5.2 save as otherwise directed, authorized or approved by the boards of directors) for any reason.

5.3	Validity Period: After the Plan Period, for so long as there are Awards granted but not yet accepted or there are outstanding Awards including Vested Options or Unvested Awards, these Plan Rules will remain in full force and effect for the purpose of giving effect to the acceptance of such granted Awards, the Vesting or exercise of such outstanding Awards (as applicable) (and Delivery of the relevant Award Shares) or otherwise as may be required in accordance with these Plan Rules.

5.4	Termination by one Company: If there are no Awards in respect of Stapled Share Units or Shares in the Terminating Company (as defined below) which are outstanding, and to the extent it will not result in any contravention to the Parallel ISA where applicable, these Plan Rules may be terminated by the Board of one Company (the “Terminating Company”), whereupon these Plan Rules will terminate in respect of the Terminating Company and continue to take effect in respect of the other Company (the “Remaining Company”) on the basis that: (a) all references to “Companies”, “Boards”, “Shares” and “Eligible Employees” herein shall be deemed to mean the Remaining Company, the Board of the Remaining Company, Shares in the Remaining Company and Eligible Employees relating to the Remaining Company, respectively; and (b) no Award in respect of any Stapled Share Units or Shares in the Terminating Company shall be further granted under these Plan Rules.

6.	Administration and disputes

6.1	Administration: This Plan will be administered by the FWD Asia Board (in respect of the FWD Asia Eligible Employees and Awards granted or to be granted by FWD Asia) and FWD HK Board (in respect of the FWD HK Eligible Employees and Awards granted or to be granted by FWD HK). The Boards however may, if they consider it more efficient, administer this Plan in a joint manner and the Boards may jointly appoint an administrator or special committee in relation to this Plan (or certain aspects of it) on such terms as the Boards may determine. The Boards have the power, at their discretion and based on such factors and circumstances as they consider relevant and appropriate, to make, vary or rescind guidelines, rules or regulations for the administration of this Plan provided such guidelines, rules and regulations are consistent with these Plan Rules.

6.2	Disputes: The decision of the Boards on the interpretation of these Plan Rules or any other terms and conditions relating to this Plan or an Award or whether a circumstance exists which may affect the treatment of any Award or Award Holder under this Plan will be final, conclusive and binding (in the absence of manifest error) on all parties.

6.3	Power of a Board: Subject to all applicable laws, rules and regulations or any internal guidelines or code of corporate governance from time to time in force and the terms of these Plan Rules, each of the FWD Asia Board (in respect of the FWD Asia Eligible Employees and Awards granted or to be granted by FWD Asia) and FWD HK Board (in respect of the FWD HK Eligible Employees and Awards granted or to be granted by FWD HK) has the power, at its discretion and based on such factors and circumstances as it considers relevant and appropriate, to:

(a)	grant Award(s) to Eligible Employee(s) whom they select;

(b)	determine when and whether any Award will be granted;

(c)	determine the terms and conditions of each Award as set out under Clause 7.2(a) to 7.2(e);

(d)	determine the number of Stapled Share Units or (to the extent it will not result in a contravention of the Parallel ISA) Shares in a Company to be subject to each Award;

(e)	approve or endorse any Award(s) granted by the other Board (or Company) and the terms thereof as necessary;

(f)	determine whether the terms and conditions of each Award (including but not limited to the terms and conditions related to the Vesting of each Award) have been satisfied and the number of Award Shares to be Delivered to an Award Holder pursuant to the Vesting or exercise of each Award (as applicable);

(g)	determine the terms and conditions of each Award as set out under Clause 7.2(f) to 7.2(i) and all other matters in connection with the grant of each Award and to amend or change the provisions of any letters of grant (to the extent the consent of the Award Holder is not required pursuant to Clause 17.4);

(h)	amend or change the provisions of the Plan Rules under Clause 17.1 or (subject to the written consent of the Award Holder) any letters of grant under Clause 17.4 (to the extent the consent of the Award Holder is required pursuant to Clause 17.4) or terminating these Plan Rules under Clause 5.2;

(i)	exercise any powers to determine whether any Award has lapsed pursuant to Clause 11.4;

(j)	exercise any powers to determine any Exit Event Trigger and give Exit Event Notices to Award Holders pursuant to Clause 11.6, and determine that a person is an Exit Vehicle;

(k)	approve or “refresh” a Mandate Limit for such number of Shares as the Boards consider appropriate from time to time under Clause 14.2;

(l)	in respect of Options, make any adjustment under Clause 15.1 to the Subscription Price for each outstanding Option;

(m)	make any adjustment under Clause 15.1 to the Mandate Limit, and/or the number of FWD Asia Shares and/or FWD HK Shares relating to the outstanding Awards in the event of a consolidation or subdivision of Shares in each Company whilst any Award remains outstanding;

(n)	give notice of any Merger of the Companies and the Merger Exchange Effective Date to the holders of all Awards then outstanding under Clause 18.1;

(o)	take any other action in order to operate and administer the Plan in accordance with the terms of these Plan Rules and any applicable law, rule or regulation or any internal guideline or code of corporate governance;

(p)	solely to the extent permitted by applicable law, to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and shall bear interest at the rate the applicable Board shall provide) to Participants in order to exercise Awards under the Plan or pay any applicable tax withholding or other obligation in respect of Awards under the Plan; and

(q)	make all other decisions and determinations as may be required under the terms of these Plan Rules or as the Boards may deem necessary or advisable for the administration of this Plan,

provided that each Award granted by a Board (or Company) and the terms and conditions thereof (including any variation of such terms and conditions as described in sub-paragraph (h) above), to the extent it is in respect of Stapled Share Units or Shares in the other Company, shall be approved or endorsed by the other Board (or Company) to be effective and that all rights, powers, authorities and discretions of the Boards in relation to the matters set out under Clause 6.3(g) to 6.3(n) shall only be exercised by the Boards (excluding any Authorized Committees save as otherwise directed, authorized or approved by the boards of directors).

6.4	No liability of members of the Boards: Each member of the Boards shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any employee, officer, consultant or agent of any member of the FWD Combined Group, or professional advisers retained by any member of the FWD Combined Group in relation to this Plan or these Plan Rules. No member of the Boards, nor any employee, officer, consultant agent or professional adviser acting on behalf of, or according to the direction of, the Boards (or any of them), shall be personally liable for any action, determination or interpretation taken or made with respect to this Plan or these Plan Rules.

6.5	Appointment of a Trustee: The Boards may appoint a Trustee to assist with the administration and vesting of Awards granted pursuant to this Plan. The Boards may to the extent permitted by applicable law: (a) allot, issue or transfer Shares to the Trustee to be held by the Trustee pending the Vesting or exercise of Awards (as applicable) granted under this Plan and which will be used to satisfy the Awards upon Vesting or exercise (as applicable); and/or (b) direct and procure the Trustee to make on-market purchases of Shares to satisfy the Awards upon Vesting or exercise (as applicable). The Boards shall to the extent permitted by applicable law provide sufficient funds to the Trustee by whatever means as the Boards may in their absolute discretion determine to enable the Trustee to satisfy its obligations in connection with the administration and operation of this Plan including in relation to Delivery.

7.	Grant of Award

7.1	Grant Awards during the Plan Period: Subject to the terms of these Plan Rules and all applicable laws, rules and regulations, a Board can during the Plan Period grant Awards to the relevant Eligible Employees.

7.2	Letter of grant: A Board will grant Awards by letters substantially in such form as approved by the Boards (excluding any Authorised Committees save as otherwise directed, authorised or approved by the board of directors). Subject to Clause 6.3, each letter of grant will specify:

(a)	the name of the Participant;

(b)	the date of the letter;

(c)	the number of Stapled Share Units (i.e. number of FWD Asia Shares and FWD HK Shares) or (to the extent it will not result in a contravention of the Parallel ISA) Shares to be subject to each Award;

(d)	the Acceptance Period;

(e)	the Vesting Date(s);

(f)	in relation to Options, the Subscription Price;

(g)	in relation to Options, the Option Period;

(h)	any condition(s) to Vesting; and

(i)	such other terms and conditions to which the Award will be subject.

The letter of grant will contain provisions requiring the Participant to: (i) undertake to hold the Award on the terms and conditions on which it is granted; (ii) agree to be bound by these Plan Rules; (iii) agree to be bound by the terms of the FWD Share Award Agreement; and (iv) agree to be bound by the terms of the Confidentiality / Intellectual Property Undertaking.

7.3	Valuation: The Boards will determine the number of Award Shares subject to each Award with reference to the latest Valuation (as defined below) available to the Boards as at the time of the grant of each Award (provided that the Valuation Date in respect of such latest Valuation shall be a date falling within 18 months before the date of grant of the Award). Valuation in respect of the Shares in FWD HK and/or the Shares in FWD Asia (or the FWD Combined Group, if considered appropriate by the Boards) (each a “Valuation”) may be performed by the Boards (or by an accounting firm or investment bank approved by the Boards, if considered appropriate by the Boards), from time to time, within 6 months (or such other period considered appropriate by the Boards) after the last day of a financial year (or such other date as considered appropriate by the Boards) (the “Valuation Date”) in accordance with such procedure, guidance and methodology as may be approved by the Boards from time to time (collectively “Valuation Methodology”), with the Valuation Date being the value date and, where applicable, taking into account that the Shares in FWD HK and the Shares in FWD Asia are on a “stapled basis” under the Parallel Structure. The Valuation Methodology may be changed by the Boards in their absolute discretion from time to time in respect of different Awards.

7.4	Subscription Price: In relation to Options, the Boards (excluding any Authorized Committees for the purpose of this Clause 7.4 save as otherwise directed, authorized or approved by the boards of directors) will determine the Subscription Price and the Participant will be notified of such Subscription Price in the letter of grant.

8.	Acceptance of an Award

8.1	Acceptance: An Award will be open for acceptance by the Participant during the Acceptance Period. Only the Participant can accept an Award and no other person, including his Personal Representative(s), can accept it on his behalf, unless otherwise agreed by the Boards or the Board that grants such Award.

8.2	Manner of Acceptance: A Participant accepts an Award by:

(a)	signing a duplicate copy of the letter of grant;

(b)	signing a copy of the Confidentiality / Intellectual Property Undertaking; and

(c)	executing the Award Party Deed of Adherence, by which the Participant undertakes to be bound by and comply with the terms of the FWD Share Award Agreement,

and returning such documents to the Company specified in the letter of grant by the last day of the Acceptance Period.

8.3	Failure to Accept: If an Award is not accepted in the manner set out in Clause 8.2, the entire Award will be deemed to have been irrevocably declined and will automatically lapse. In addition, an Award subject to acceptance will immediately and automatically lapse if, during the Acceptance Period, the Participant ceases to be an Eligible Employee.

9.	Rights of Award Holders

An Award Holder cannot vote or receive dividends and does not have any right of a shareholder in respect of Shares subject to an Award until the Shares are allotted and issued to the Award Holder and the Award Holder has been registered in the register of members of the Company in respect of the Shares.

10.	Transfer of Awards

Save with the prior written consent of the Boards, an Award Holder cannot sell, transfer, assign, charge, mortgage, encumber or create any interest in favour of any third party over or otherwise dispose of any of his Awards or purport to do any of the foregoing. If an Award Holder does, whether voluntarily or involuntarily, any of the foregoing without the prior written consent of the Boards, the Award will immediately and automatically lapse.

11.	Vesting or Lapse of Awards

11.1	Date of Vesting: Subject to the rest of the provisions in this Clause 11 and other provisions in these Plan Rules, an Award (or the relevant part thereof) will Vest on the date or dates specified in the letter of grant.

11.2	Satisfaction of vesting condition(s): Unless otherwise provided in these Plan Rules, an Award (or the relevant part thereof) will not Vest unless and until all applicable conditions to which it is subject have been satisfied (subject to the determination of the number of Award Shares, if any, to be Delivered to the Award Holder in accordance with the satisfaction of any performance target as provided in the letter of grant, if applicable, and in respect of an Option, pursuant to the exercise of the Option). An Award may Vest in full or in part, or an Award may not Vest, according to the terms and conditions of the letter of grant.

11.3	Lapse of Awards on expiry or failure to satisfy conditions: In addition to Clause 8.3, Clause 10 and Clause 11.4 and Clause 12.2, and subject to Clause 11.6, an Award will automatically lapse on the earlier of:

(a)	the failure to satisfy the Vesting conditions pursuant to Clause 11.2;

(b)	the failure of the Award Holder to provide signed cop(ies) of the Undated Instruments(s) of Transfer pursuant to Clause 12.2(c);

(c)	the expiry of the Award Period; and

(d)	(whether the Award has Vested or is Unvested) the Award Holder failing to obtain all necessary consents or file all necessary registrations referred to in Clause 21.8 within 20 Business Days after the date of any notice by the Boards to the Award Holder requesting proof that such consents and registrations have been obtained or made in accordance Clause 21.8.

11.4	Vesting Determination Notice: Within 9 months following the Vesting Date, the Boards shall provide a notice to the Award Holder confirming the number of Award Shares (if any) that has Vested to the Award Holder pursuant to and in accordance with the terms and conditions of the letter of grant and these Plan Rules (the “Vesting Determination Notice”).

11.5	Lapse of Awards

(a)	Cessation of employment or service of an Eligible Employee due to death, ill health, serious injury or disability or retirement: If the Award Holder who on the Grant Date was an Eligible Employee ceases to be an Eligible Employee before the Vesting Date due to death, ill health, serious injury or disability or retirement, his Unvested Award will lapse in its entirety on the date that the Eligible Employee ceases to be an Eligible Employee, unless otherwise agreed by the Boards (excluding any Authorized Committees for the purpose of this Clause 11.4 save as otherwise directed, authorized or approved by the boards of directors).

A resolution of the Board granting the relevant Award or the respective resolutions of the Boards or the board of directors of the relevant member of the FWD HK Group or the FWD Asia Group to the effect that a person ceases to be an Eligible Employee in accordance with this Clause 11.5(a) or Clause 11.5(b), as the case may be, will be conclusive and binding on the person.

(b)	Cessation of employment or service of an Eligible Employee under other circumstances: If the Award Holder who on the Grant Date was an Eligible Employee ceases to be an Eligible Employee before the Vesting Date for any reason other than those specified in Clause 11.5(a) (for the avoidance of doubt, including, but not limited to, redundancy, resignation, his employer ceasing to be a member of the FWD Combined Group, misconduct and any other circumstances), his Unvested Award will lapse in its entirety on the date that the Eligible Employee ceases to be an Eligible Employee.

(c)	Shareholders’ voluntary winding-up: If an effective shareholders’ resolution is passed for the voluntary winding-up of any Company, all Unvested Awards will immediately and automatically lapse.

11.6	Exit Event Notice: Notwithstanding any provision to the contrary in these Plan Rules, if the Boards (or, if the relevant Exit Event is related to one of the Companies only, the Board of the Company to which the relevant Exit Event is related) determine by way of a resolution that it is contemplated or expected that:

(a)	an Exit Event (including an IPO) will be consummated (or, if earlier, a definitive agreement setting out the terms and conditions in relation to the Exit Event will be entered into by the relevant parties) within a period of 6 months following the date of such determination by the Boards; or

(b)	where the proposed Exit Event is an IPO, an application for listing in relation to a proposed IPO will be submitted to the Recognised Exchange within a period of 4 months following the date of such determination by the Boards,

(such determination by the Boards, in each case, being an “Exit Event Trigger”), the Boards may (but are not obliged to) upon or at any time after the occurrence of an Exit Event Trigger and before the consummation of the relevant Exit Event (including an IPO), give a notice (each an “Exit Event Notice”) to each or any of the Award Holders whereupon any Unvested Award subject to the Exit Event Notice shall Vest in whole or in part or Unvest, and/or be exchanged for such number of securities (or an option in respect of such number of securities) in the Exit Vehicle or the proposed Exit Vehicle as may be determined by the Boards in their absolute discretion to be fair and reasonable, as the case may be, subject to and in accordance with the terms and conditions set forth in the Exit Event Notice. Resolution(s) of the Board(s) determining that an Exit Event Trigger has occurred or approving an Exit Event Notice, and the terms and conditions set out in an Exit Event Notice, will be conclusive and binding on the relevant Award Holder. The powers to determine that an Exit Event Trigger has occurred and to approve and give Exit Event Notices to Award Holders under this Clause 11.6 may only be exercised by the relevant Board(s) (excluding any Authorized Committee(s) for the purpose of this Clause 11.6 save as otherwise directed, authorized or approved by the boards of directors).

12.	Exercise of Option

12.1	Exercise of Option: Any Option (or the relevant part thereof):

(a)	which has Vested;

(b)	in respect of which all conditions (if any) attaching to it have been satisfied; and

(c)	which has not lapsed,

may be exercised by the Option Holder (or as the case may be, his Personal Representatives(s)) at any time during the Option Period, subject to Clause 11 and the restriction in Clause 13.2.

12.2	Manner of exercise: An Option may be exercised in whole or in part. Upon the exercise of any part of an Option, the Option Holder must elect to subscribe for a minimum of 5% of all the Option Shares subject to the Option. The Option Holder (or, as the case may be, his Personal Representative(s)) must do the following to exercise an Option:

(a)	complete, sign and return to the relevant party (as indicated in the Vesting Determination Notice or the Exit Event Notice) an exercise notice in such form as required by the Boards (as attached to the Vesting Determination Notice or the Exit Event Notice), which will state the Option being exercised, the number of Option Shares in respect of which it is exercised and the total Subscription Price for those Option Shares;

(b)	pay in full the total Subscription Price for the Option Shares on or before the date of the exercise notice (or such other date as the Boards may agree) to such bank account as designated by the Boards in the Vesting Determination Notice or the Exit Event Notice (or in such other manner as prescribed by the Boards); and

(c)	(unless otherwise agreed by the Boards) provide to the relevant party (as indicated in the Vesting Determination Notice or the Exit Event Notice) original cop(ies) of instrument(s) of transfer in such form as required by the Boards (as attached to the Vesting Determination Notice or the Exit Event Notice) signed by the Option Holder in respect of the Option Shares to be Delivered to the Option Holder pursuant to the exercise of the Option; provided that the relevant sections on the instrument(s) of transfer relating to the transferee, consideration and date are left blank (the “Undated Instrument(s) of Transfer”).

12.3	Date of exercise: Unless otherwise expressly set out in these Plan Rules, for the purpose of determining the date on or by which an Option is or has been exercised, an Option will be deemed to have been exercised when a duly completed exercise notice and (if applicable) the Undated Instrument(s) of Transfer complying with the requirements of these Plan Rules have been received by the relevant party (as indicated in the Vesting Determination Notice or the Exit Event Notice) and the total Subscription Price for the relevant Option Shares has been received in the bank account designated by the Boards in cleared funds (“Option Exercise Date”).

13.	Delivery of Award Shares

13.1	Delivery of Award Shares: The Award Shares subject to an Award (or the relevant part thereof) will be Delivered at any time up to 2 months after the applicable Vesting Date or Option Exercise Deadline which immediately follows the Option Exercise Date, subject to Clause 13.6 and the restriction in Clause 13.2 and the requirement to obtain all necessary consents or file all necessary registrations referred to in Clause 11.3(d) and Clause 21.8.

13.2	Restriction on exercise and Delivery: No Option may be exercised or Award Vest and no Award Shares may be Delivered if such Vesting, exercise or Delivery would, in the opinion of the Boards or any Board, be in breach of these Plan Rules, any applicable law, rule or regulation or the terms and conditions of the relevant Award.

13.3	Allotment and Issue: For the purpose of Clause 13.1, each Company will Deliver or direct and procure that the Trustee Deliver, the relevant Award Shares, credited as fully paid, in accordance with the requirements in its Articles and issue in the name of the Award Holder a share certificate for the Award Shares within the period specified in Clause 13.1; provided that the Boards have the right to elect not to deliver the share certificates in respect of the Award Shares to an Award Holder unless and until such Award Shares are transferred by the Award Holder to the Companies or any other person in accordance with, and as permitted by, the terms and conditions of these Plan Rules and the FWD Share Award Agreement.

13.4	Ranking: An Award Share issued upon the Delivery of an Award will be subject to all the provisions of the Articles of FWD Asia or FWD HK, as the case may be, and will rank equally in all respects with the fully paid FWD Asia Shares or FWD HK Shares, as the case may be, in issue on the date of registration of the Award Holder in the register of members of the FWD Asia or FWD HK, as the case may be, as the holder of the Award Share.

13.5	Voting and dividend: An Award Share will not carry any voting right or right to receive any dividends until the registration of the Award Holder in the register of members of the relevant Company as the holder of the Award Share.

13.6	Cash Settlement: If the Award Holder is no longer an Eligible Employee when an Award Vests or when exercising an Option (as applicable), or if he ceases to be an Eligible Employee after such Vesting or exercise (as applicable) but prior to the Delivery Date, for any reason, or if the Boards otherwise decide, the Boards may in their absolute discretion, subject to the relevant requirements of any applicable laws, rules and regulations, by specifying such intention in a notice (the “Cash Settlement Notice”) to the Award Holder prior to the original last date for Delivery of the relevant Award Shares, elect that the Award (or the relevant part thereof) shall be settled in cash in lieu of the Delivery of the relevant Award Shares to the Award Holder at such cash amount determined by the Boards with reference to the Leaver Shares Reference Value in respect of the relevant Award Shares (or such other cash amount as may be agreed between the Boards and the Award Holder). The cash amount in lieu of the relevant Award Shares shall be paid into the Award Holder’s designated bank account within 20 Business Days after the date of the Cash Settlement Notice.

14.	Maximum number of Award Shares available for subscription

14.1	Mandate Limit: Subject to Clause 14.2, the total number of FWD Asia Shares and FWD HK Shares Delivered or to be Delivered upon Vesting or exercise of all Awards (as applicable) must not exceed 1,145,000 FWD Asia Shares and 1,145,000 FWD HK Shares at any time (subject to adjustment according to Clause 15). Unless approved pursuant to Clause 14.2, no Awards may be granted if such grant will result in the Mandate Limit being exceeded. Awards lapsed according to the terms of these Plan Rules will not be counted for the purpose of calculating the Mandate Limit.

14.2	Refreshing a Mandate Limit: A Mandate Limit may from time to time be “refreshed” by the Boards (excluding any Authorized Committees for the purpose of this Clause 14.2 save as otherwise directed, authorized or approved by the boards of directors) for such number of Shares as the Boards consider appropriate and from time to time.

15.	Adjustment

15.1	Adjustment in the event of consolidation or sub-division: In the event of a consolidation or sub-division of Shares in each Company whilst any Award remains outstanding, the Boards (excluding any Authorized Committees for the purposes of this Clause 15 save as otherwise directed, authorized or approved by the boards of directors) will make corresponding adjustments (as necessary) (“Adjustment”) to:

(a)	in respect of Options, the Subscription Price for each outstanding Option; and/or

(b)	the Mandate Limit; and/or

(c)	the number of FWD Asia Shares and/or FWD HK Shares relating to the outstanding Awards,

on the basis that in respect of Options, the Subscription Price shall be no less than the nominal value of each Option Share subject to the Option and that each Award Holder upon the Vesting or exercise of the Award (as applicable) and the Delivery of the Award Shares will have the same proportion of the issued share capital of each Company to which he would have been entitled if the Award Shares were Delivered to him immediately prior to the event leading to the Adjustment.

15.2	Other Adjustment: In the event of any alteration in the capital structure of each Company (other than by way of consolidation or sub-division of Shares in each Company), whether by way of capitalisation of profits or reserves, rights issue or reduction of share capital of each Company (other than an issue of Shares as consideration in respect of a transaction), the Boards may (but are not obliged to) make such Adjustment in such manner as the Boards in their absolute discretion consider to be fair and reasonable. If the Boards determine that an Adjustment should be made as a result of one or more events or circumstances (other than an alteration in the capital structure of each Company), which may include any distribution or other corporate transaction made or entered into by the Companies (or any of them), the Boards may (but are not obliged to) make such Adjustment in such manner as the Boards in their absolute discretion consider to be fair and reasonable.

15.3	Effect of an Adjustment: An Adjustment will be deemed to have taken effect on the date of completion of the relevant corporate event leading to the Adjustment (or such other date as considered more appropriate by the Boards). No Adjustment shall be made the effect of which would be to enable any Share to be issued at less than its nominal value. Any Adjustment determined by the Boards under this Clause 15 shall be final, conclusive and binding against all Award Holders.

15.4	Notify Option Holders of an adjustment: The Boards will within 20 Business Days after the effective date of an Adjustment inform each relevant Award Holder of the Adjustment.

16.	Share capital

The Vesting and Delivery of any Award will be subject to the approval of shareholders of the Companies approving any necessary increase in the authorised share capital of each Company. Subject to this approval, the Boards will make available sufficient authorised but unissued share capital of each Company to meet subsisting requirements on the Delivery of Award Shares.

17.	Amendment to these Plan Rules and Awards granted

17.1	Amendment to these Plan Rules: Subject to Clause 17.3, the Boards (excluding any Authorized Committees for the purpose of this Clause 17 save as otherwise directed, authorized or approved by the boards of directors) may change any of the provisions of these Plan Rules (other than provisions relating to the Mandate Limit) at any time, save for any change of the provision of any letter of grant in respect of any granted Award which is governed by Clause 17.4.

17.2	Accrued rights not affected: Subject to and Clause 18, no alteration of these Plan Rules will operate to affect adversely any right which any Award Holder has accrued on that date before the effective date of such resolution, save to the extent any such alteration is made to cause these Plan Rules to comply with the relevant requirements of all laws, rules and regulations.

17.3	Compliance with applicable laws: The amended terms of these Plan Rules and the Awards shall comply with the relevant requirements of all laws, rules and regulations.

17.4	Amendment to letter of grant in respect of an Award: Subject to Clause 18, any amendment to the terms of a letter of grant in respect of an Award granted may be made with the written consent of the Boards and the Award Holder, save where the amendments take effect automatically under the terms of these Plan Rules or the letters of grant or the FWD Share Award Agreement, or to the extent any such amendment is made to cause these Plan Rules and the transactions contemplated hereunder to comply with the relevant requirements of all laws, rules and regulations (in which case the written consent of the Award Holder is not required), or to the extent any such amendments are made to correct a manifest error, provided that the amendments shall be consistent with the terms of these Plan Rules and no amendment shall be made if it would result in the Mandate Limit being exceeded.

18.	Merger of the Companies

18.1	Merger Notice: In the event of a Merger of the Companies whilst any Award remains outstanding, the Boards (excluding any Authorized Committees for the purposes of this Clause 18 save as otherwise directed, authorized or approved by the boards of directors) shall, at least 14 days before the date of such Merger of the Companies comes into effect (the “Merger Effective Date”), give notice of such Merger of the Companies (the “Merger Notice”) and the Merger Exchange Effective Date to the holders of all Awards then outstanding.

18.2	Merged Entity Shares: On the Merger Effective Date (or such other date as determined by the Boards as specified in the Merger Notice) (the “Merger Exchange Effective Date”), all entitlements (conditional or unconditional, as the case may be) or references to Award Shares (the “Old Award Shares”) (whether Vested or Unvested and so long as not Delivered before the Merger Exchange Effective Date) subject to each Award shall automatically become entitlements (conditional or unconditional, as the case may be) or references to such number of Merged Entity Shares as specified in the Merger Notice given by the Boards to the Award Holder in respect of such Awards. The number of Merged Entity Shares subject to an Award (the “New Award Shares”) with effect from the Merger Exchange Effective Date will be determined by the Boards: (a) in relation to any Award in respect of Stapled Share Units, on the basis that each Award Holder upon Vesting or exercise of an Award (as applicable)and Delivery of the New Award Shares will have a proportion of the total issued shares of the Merged Entity which is the same as the proportion of the total issued shares of each of the Companies to which he would have been entitled if the Old Award Shares were Delivered to him immediately prior to the Merger Exchange Effective Date; or (b) in relation to any Award in respect of Shares (other than Stapled Share Units), with reference to the latest Valuation available to the Boards (provided that the Valuation Date in respect of such latest Valuation shall be a date falling within 18 months before the date of the Merger Exchange Effective Date) and such other factors and considerations as considered relevant by the Boards (the “Merger Exchange”).

18.3	Effect of Merger Notice: Any determination of the Boards that a Merger of the Companies will occur or has occurred and any determination by the Boards of the number of New Award Shares, and any other terms relating to a Merger Exchange, in respect of each Award under this Clause 18 shall be final, conclusive and binding against each Award Holder.

18.4	Assumption of obligations: The Boards shall procure that with effect on the Merger Exchange Effective Date the Merged Entity will assume the obligation to Deliver any New Award Shares subject to and in accordance with the terms and conditions in respect of each Award. Unless otherwise agreed by the Boards, neither the Companies nor the Merged Entity will have the obligation to indemnify or compensate any Award Holder against any tax, assessment or governmental charge imposed on such Award Holder as a consequence of the Merger of the Companies.

18.5	References in these Plan Rules: With effect from the Merger Exchange Effective Date, unless the Boards determine (and specify in the relevant Merger Notice) otherwise, or the context otherwise requires, references in these Plan Rules and the letter of grant in respect of each Award subject to the Merger Notice to: (a) the “Companies” or any “Company” shall then refer to the “Merged Entity”; (b) the “Shares”, “FWD HK Shares” and “FWD Asia Shares” shall then refer to the “Merged Entity Shares” (subject to Clause 18.2); (c) the “Boards” or “Board” shall then refer to the “board of directors (or its Authorized Committee, unless otherwise specified) of the Merged Entity”; and (d) the “FWD Combined Group”, “FWD Asia Group” and “FWD HK Group” shall then refer to the “Merged Entity and its Subsidiaries”.

18.6	Amendment to these Plan Rules: In the event of a Merger of the Companies, the Boards may change any provisions of these Plan Rules to give effect to the same for the purpose of any grant of Awards which will take effect after the Merger Exchange Effective Date, provided that if these Plan Rules, as so amended, need to be approved by the board of directors and/or the shareholders of the Merged Entity to be effective as a matter of satisfying legal or regulatory requirements, the amended Plan should only become effective upon such approval(s) being obtained.

19.	Repurchase Rights

19.1	Any Shares issued upon the exercise of or in settlement of an Award shall be subject to such rights of repurchase as set forth in the FWD Share Award Agreement or, if there is no such agreement in existence or such provisions do not exist in the FWD Share Award Agreement, such rights of repurchase as the Boards may determine as set forth in a letter of grant.

20.	Cancellation

20.1	The Boards may at any time cancel Awards previously granted but which have not yet vested (or in the case of Options, which have not yet been exercised by an Option Holder) and offer the Award Holder new Awards of an equivalent value. Where the Company cancels Awards and offers new Awards to the same Award Holder, the offer of such new Awards may only be made with available Awards to the extent not yet granted (excluding the cancelled Awards) within the limits prescribed by Clause 14.

21.	Miscellaneous

21.1	Costs: The Companies will bear the costs of establishing and administering this Plan.

21.2	Not part of service or employment contract: This Plan does not form part of any contract of employment or services between any member of the FWD HK Group and the FWD Asia Group and any Eligible Employee. The rights and obligations of any Eligible Employee under the terms of his employment or provision of services will not be affected by his participation in this Plan. Subject to applicable laws, rules and regulations, this Plan does not give any Eligible Employee any additional rights to compensation or damages in consequence of the termination of such employment or office or provision of service for any reason.

21.3	No legal or equitable right: This Plan will not confer on any person any legal or equitable right (other than those constituting the Awards themselves) against any member of the FWD HK Group and the FWD Asia Group directly or indirectly or, other than in relation to the rights attached to the Awards themselves, give rise to any cause of action at law or in equity against any member of the FWD HK Group and the FWD Asia Group.

21.4	No right to participate: The grant of Awards on a particular basis in any year does not create any right to the grant of Awards on the same basis, or at all, in any future year. Participation in this Plan at any time does not imply any right to participation, or be considered for participation later.

21.5	Notification of the terms of these Plan Rules: The Boards will provide a copy of these Plan Rules to each Participant. The Boards will inform each Award Holder of any changes in the terms of these Plan Rules during the life of this Plan as soon as practicable upon such changes taking effect.

21.6	Personal data: By participating in this Plan, each Eligible Employee, Participant and Award Holder consents to the collection, holding, processing, use, disclosure and transfer (both within Hong Kong and other countries and territories outside of Hong Kong) of any personal information which could identify an Eligible Employee, Participant or Award Holder, including, but not limited to, date of birth, home and work address, telephone numbers, e-mail addresses, nationality, tax residency, social security number (or equivalent) or details of the grants made under the letter of grant (any or all such information being “Personal Data”) by the FWD Combined Group for all purposes connected with theoperation and administration of this Plan, including but not limited to:

(a)	administering and maintaining records;

(b)	providing information to Company’s advisers, registrars or brokers or any third party administrators or Trustee, including, without limitation the Central Clearing and Settlement System of Hong Kong Securities Clearing Company Limited;

(c)	providing information to future purchasers of the Companies or the business in which the Award Holder, Participant or Eligible Employee works; and

(d)	transferring Personal Data to a person or entity who is resident in a country or territory outside of Hong Kong (or the Participant’s home jurisdiction) in accordance with all applicable laws or regulations; and

(e)	where required by any applicable law or regulation, transferring Personal Data to governmental or regulatory authorities or courts (including, without limitation, The Stock Exchange of Hong Kong Limited, the Securities and Futures Commission and the tax and foreign exchange authorities in the Cayman Islands).

An Eligible Employee, Participant or Award Holder may freely decide whether or not to provide Personal Data to the FWD Combined Group but the offer of the Award will be deemed to have been irrevocably declined and will lapse if an Eligible Employee, Participant or Award Holder chooses not to provide such Personal Data to the FWD Combined Group.

21.7	Notice: Any notice or other communication to a Participant or Award Holder may be sent by prepaid post or by facsimile transmission or email to his/her postal address, home address or work e-mail address or facsimile number according to the records of his/her Employer or such other address as the Boards consider appropriate.

Any notice or other communication to any Company may be sent by prepaid post or personal delivery to 13/F City Plaza Three, 14 Taikoo Wan Road, Taikoo Shing, Hong Kong (c/o FWD Management Holdings Limited) or such other address as notified to the Award Holders from time to time or by facsimile transmission to the central facsimile number of such Company or by email to the FWD Group Human Resources Manager (fwdshare@fwd.com) and the FWD Group General Counsel (GroupGC@fwd.com).

Any notice or other communication served by any Company, a Participant or an Award Holder will: (a) if served by post or delivered by hand, be deemed to be served when delivered; (b) if served by facsimile, be deemed to be served when despatched and upon generation of the facsimile transmission receipt; and (c) if served by email, be deemed to be served at the time the email enters into and is accepted by the email server of the recipient.

21.8	Consent and registration: A Participant or Award Holder must obtain any governmental, regulatory or other official consent and file all necessary registrations that may be required by any country or jurisdiction in order to permit the acceptance, Vesting or exercise (as applicable) or Delivery of his Award(s). The Companies and the Boards will not be responsible for any failure by a Participant or Award Holder to obtain any such consent or to file any such registration. The Companies will not issue any Award Share to an Award Holder unless, if so requested by the Boards, the Award Holder proves to the satisfaction of the Boards that all such consents or registrations have been obtained or made. Each Participant or Award Holder indemnifies and holds harmless the FWD HK Group and the FWD Asia Group against any action, claim, demand, investigation, loss, liability, damages or fine made or brought and all costs, fees and expenses relating thereto against any member of the FWD HK Group and any member of the FWD Asia Group which results or may have resulted from his failure to obtain the necessary consents and file the necessary registrations.

21.9	Tax: A Participant or Award Holder must pay all taxes and discharge all other liabilities to which he may become subject as a result of his participation in this Plan, Vesting or the exercise (as applicable) and Delivery of any Award. The Companies will not be responsible for any tax or other liability to which a Participant or Award Holder may become subject as a result thereof.

21.10	Withholding: Each of the Companies, Trustee and the relevant Employer may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards or Award Shares. These arrangements may include the sale or reduction in number of any Award Shares unless the Award Holder discharges the liability himself.

21.11	Directors right to vote: A Participant or Award Holder who is a director of any Company may, subject to and in accordance with the Articles and subject as otherwise provided in these Plan Rules, notwithstanding his interest (and notwithstanding he himself may be an Eligible Employee), vote on any Board resolution concerning this Plan (other than in respect of his own participation) and may retain any benefit under this Plan.

21.12	No Third Party Rights: No provisions of these Plan Rules shall be enforceable by virtue of the Contract (Rights of Third Parties) Act 1999, by any person other the Companies (including the Boards) and the Award Holders.

21.13	Severability: If any provision of these Plan Rules is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in these Plan Rules but without invalidating any of the remaining provisions of these Plan Rules. Any provision of these Plan Rules held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

21.14	Confidentiality: Each Participant or Award Holder, as the case may be, shall treat as strictly confidential all information contained in, or obtained by him in accordance with or in relation to, these Plan Rules (including any notices, letters, agreements and other documents referred to herein) and any events or matters referred to herein or therein. Each Participant or Award Holder, as the case may be, shall not, save with the written consent of the Boards, at any time disclose or divulge to any person any such information and shall use his best endeavours to prevent the publication or disclosure of any such information.

21.15	Governing law: This Plan (including these Plan Rules) and all Awards granted under this Plan will be governed by and construed in accordance with the laws of England.

21.16	Arbitration:

(a)	subject to Clause 6.2, any dispute, controversy or claim arising out of or in connection with these Plan Rules or the operation of the Plan, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the HKIAC Administered Arbitration Rules, which are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The place of arbitration shall be Hone Kong. The language to be used in the arbitral proceedings shall be English. This clause shall be governed by English law.

(b)	the expenses of the arbitration shall be borne as determined by the arbitral tribunal; and

(c)	the parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority or to any regulatory authority.

Appendix 1

Confidentiality / Intellectual Property Undertaking

1.	I understand that this Undertaking contains important terms and conditions of my contract of employment with [insert company name] (the “Company”).

2.	Duty of Fidelity

At all times during my employment, I undertake to use my best endeavours to promote and protect the interests of the Company and the Group (as defined below) and faithfully and diligently to perform such duties and exercise such powers as may from time to time be assigned to or vested in me and I shall not do anything that is harmful to the Company or any other company in the Group.

3.	Confidential Information

I hereby covenant and undertake that I will not disclose, make use of, divulge or communicate to any person (save in the proper performance of my duties under the contract of employment) any trade secrets or other confidential or privileged information of or relating to the Company and the Group which I receive or obtain while in the employment of the Company or any company in the Group. This restriction shall continue to apply after the termination of my employment without limit in point of time. For the purposes of this Undertaking, “confidential information” shall include all information not publicly available relating to the Company and the Group including but not limited to the following information:

(a)	the customer lists of the Company and the Group;

(b)	the cost and pricing policies of the Company and the Group;

(c)	the supplier, product and services lists of the Company and the Group;

(d)	information relating to mergers and acquisition, restructuring or financing activity by or relating to the Company and the Group;

(e)	information relating to business, services, regulatory, public policy or litigation strategies (including but not limited to business, regulatory, public policy and litigation positions, arguments, strategies, tactics, approaches, etc.) of the Company and the Group including, for the avoidance of doubt, and without limitation, information regarding the Company’s insurance, pensions, and financial planning services and products, banking partners and reinsurers;

(f)	information relating to the financial position and planning of the Company and the Group;

(g)	information relating to manpower planning of the Company and the Group (including personnel files, performance evaluations and compensation information) regarding any employee, consultant and/or any other personnel, and any insurance agent;

(h)	marketing, sales and promotion plans and programmes of the Company and the Group;

(i)	information relating to the business and operating support systems and procedures (including but not limited to the billing system, the finance and accounting system, the customer relationship management system, the workforce management system, the human resources management system) of the Company and the Group;

(j)	information relating to licences issued by regulatory authorities to the Group in any jurisdiction;

(k)	the Group’s dealings with any government or quasi-government department, stock exchange, enquiry bureau or any governing body or any association;

(l)	legal documents, legal matters and other related information; and

(m)	all matters which would normally be regarded as confidential and of value to a business, disclosure of which could cause harm to its financial or reputational wellbeing (including any information which I have been told is confidential or which I might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or any company within the Group in confidence by customers, suppliers and other persons).

4.	I acknowledge that during my employment I may have access to information on or relating to customers and suppliers of the Company and the Group. In particular, I may have access to personal data of individuals within the meaning of the [insert local jurisdiction personal data ordinance] (and equivalent legislation in other jurisdictions in which or for which I may carry out my duties). I undertake to keep all such information and personal data confidential and not to make use of such information and personal data other than in the interest of the Company or the Group both during and after my employment indefinitely.

5.	I agree that all documents, papers, records and notes, howsoever created and in any form (including electronic form) relating to or containing information relating to the business of the Company and/or the Group are the property of the Company and/or the Group and that I will use them only in the proper performance of my duties or as otherwise directed by the Company and/or the Group. I hereby undertake to return any such documents, papers, records and notes and all copies or reproductions thereof to the Company and/or the Group on demand at any time and without demand immediately upon termination of the contract of employment.

6.	Intellectual Property Rights

I agree that all Intellectual Property Rights (including Developments) (as defined below) created, made, discovered or developed by me in the course of my employment, either on my own or jointly with others, shall be the property of the Company, and I hereby assign to the Company (or to any other person nominated by the Company for such purpose) free of charge my entire right, title and interest in any Intellectual Property Rights, Developments and IP Materials (as defined below).

7.	I also agree that I shall do everything necessary at any time to enable the Company and/or the Group to use and/or protect the Intellectual Property Rights, IP Materials and Developments, and I undertake to execute, whether during or after my employment, any and all necessary documents required by the Company to assist in the vesting of any Intellectual Property Rights in the Company and/or the Group in accordance with Clause 6.

8.	I agree that all records, documents, papers (including copies and summaries thereof), drawings, models and other works of a similar nature made or acquired by me in the course of my employment shall be and at all times remain the absolute property of the Company.

9.	The Company and its licensees (direct and indirect) are not required to identify me as the author of Intellectual Property Rights, IP Materials or Developments assigned by me under Clause 6 when the same are distributed publicly or otherwise. I waive and release, to the extent permitted by law, all my rights to the foregoing including but not limited to moral rights and rights to claim for any award, compensation or payment of a similar nature to which I may be entitled under the Copyright Ordinance and/or Patents Ordinance and/or other laws and regulations or otherwise in common law. If I make any inventions that do not belong to the Company under the Patents Ordinance, I will forthwith exclusively license or assign (as determined by the Company) to the Company my rights in relation to such inventions and will deliver to the Company all documents and other materials relating to them.

10.	Restrictive Covenant

I hereby covenant and undertake that, except with the express written permission of the Company, I will not, in the Restricted Area, directly or indirectly, in competition with the Company, for a period of [three (3) / six (6)] months immediately following the date on which either party serves notice on the other to terminate my employment (for whatever reason) be employed by or provide services to (whether on my own account or on account of any other person) a Competitor.

PROVIDED ALWAYS that the provisions of this Clause 10 shall apply only in respect of services with which I was either personally concerned or for which I was responsible whilst employed by the Company during the 12 months immediately preceding the termination of my employment.

For the avoidance of doubt, the provisions of this Clause 10 are not intended to prevent the employee taking employment where the Company in its absolute discretion determines that the potential competition is not material. The Company will not unreasonably withhold granting its express written permission.

11.	Non-Solicitation: Employees

I hereby covenant and undertake that, for a period of [six (6) / twelve (12)] months after termination of my employment for whatever reason, I will refrain (whether on my own account or on the account of any future employer, partner or associate) from directly or indirectly:

(a)	engaging as an employee, agent, independent contractor or otherwise any person who is a Restricted Person; and/or

(b)	inducing any such Restricted Person to terminate his or her employment or agency arrangements with the Company or the Group whether or not such termination constitutes a breach of that person’s employment contract, agency contract or other contract, covenant or undertaking; and/or

(c)	inducing the variation or termination of any bancassurance agreement of the Company or the Group.

12.	Non-Solicitation: Customers

I hereby covenant and undertake that, for a period [six (6) / twelve (12)] months after termination of my employment for whatever reason, I will refrain (whether on my own account or on the account of any future employer, partner, associate or third party) from directly or indirectly soliciting or otherwise approaching any party who is or has been during the twelve (12) months preceding the date of termination of my employment with the Company a client or customer of the Company or the Group and with whom I had business dealings during the course of my employment with the Company in the twelve (12) months immediately preceding the date of termination of my employment, with a view of causing that client or customer to cease conducting business with the Company or reduce the business that they conduct with the Company.

13.	Non-Dealing: Customers

I hereby covenant and undertake that, for a period of six (6) months after termination of the employment contract for whatever reason, I will refrain (whether on my own account or on the account of any future employer, partner, associate or third party) from dealing with or otherwise having any business dealings with any party who is or has been during the twelve (12) months preceding the date of termination of my employment with the Company a client or customer of the Company or the Group and with whom I had business dealings during the course of my employment with the Company in the twelve (12) months immediately preceding the date of termination of my employment, with a view of causing that client or customer to cease conducting business with the Company or reduce the business that they conduct with the Company.

14.	Severability

Each of the restrictions set out in this Undertaking constitute entirely separate, severable, and independent restrictions, and if any one or more of such restrictions either taken by itself or themselves together, is adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or the relevant company within the Group but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of its or their wording were deleted, restricted or limited in a particular manner then the restrictions set out in this Undertaking will apply with such deletions, restrictions, or limitations as the case may be.

15.	Restrictions Reasonable

I have read and understand the contents of this Undertaking and agree that all the restrictions contained herein are reasonable and I agree to be bound by them.

I also understand that the Company or the Group is exploring new business opportunities from time to time and I may be asked to participate in any new business of the Company or the Group which has not been detailed in this Undertaking. I acknowledge and agree that the Company and/or the Group may notify me by way of notices, circulars or other similar manner, of revisions or supplements to this Undertaking as the Company or the Group deems necessary, including but not limited to changes or additions to the definition of Confidential Information in Clause 3 above and/or the definition of Competitor in the definition section below. I hereby agree that during my employment with the Company or the Group, I shall observe and be bound by the revised or supplemented Undertaking(s).

Name (Print) :	Signature :

ID / Passport No. :	Date :

Definitions:

“Competitor” means any person, firm, company or organisation not within the Group which provides services similar to those provided by the Company or the Group including but not limited to:

(a)	life insurance;

(b)	fund management;

(c)	financial planning;

(d)	pension;

(e)	bancassurance; and

(f)	general insurance and all related financial services;

and/or providing services to support the aforementioned businesses.

“Development” means any development, improvement, modification or adaptation of any Intellectual Property Rights.

“Group” means (a) any member which is related to the Company by virtue of being the holding corporation, its subsidiary and its associated companies including any company controlled by a shareholder who is entitled to exercise, or control the exercise of, 10% or more of the voting power at any general meeting of the Company (the “Substantial Shareholder”), (b) any subsidiary of the Substantial Shareholder and any company in which the Company or its Substantial Shareholder or any holding companies of the Company or its Substantial Shareholder holds or controls directly or indirectly not less than 20% of the issued share capital.

“Intellectual Property Rights” means all copyright, rights in designs (whether registered or unregistered), trade secrets, patents, trade marks, applications for registration and the right to apply for registration of the same and all other such rights existing in any part of the world.

“IP Materials” means all documents, software, photographic or graphic works of any type, inventions, computer programs and other materials in any medium or form created by me in the course of my employment with the Company and/or any member of the Group and which are protected by or relate to the Intellectual Property Rights.

“Restricted Area” means [insert country] and any other jurisdiction in which I provided services or for which I was substantially responsible during the twelve (12) months immediately preceding the termination of my employment.

“Restricted Person” means any person who is a:

(i)	senior employee of the Company or any Group company; or

(ii)	employee who had material contact with customers or suppliers of the Company in performing his or her duties of employment with the Company or any company within the Group; or

(iii)	employee who had access to confidential information during his/her employment with the Company or the relevant company within the Group; or

(iv)	consultant or agent or bancassurance partner of the Company or the Group,

at the time of termination of my employment with the Company and with whom I had business dealings during the course of my employment with the Company in the twelve (12) months immediately preceding the date of termination of my employment.

Appendix 2

AMENDMENTS FOR LOCAL LAW REQUIREMENTS

1.	Malaysia

(a)	In relation to the operation of the Plan in Malaysia and the grant of Awards to Participants in Malaysia, “Eligible Employee” shall be amended to exclude consultants as follows:

an employee, consultant or director holding salaried office or employment with an Employer, whether or not the contract of employment or service is written or oral and comprised in one or more documents and whether full time or part time (except an employee, consultant or director who has submitted his resignation or termination to his Employer or whose contract of employment or service has been terminated (summarily dismissed or otherwise) by his Employer);